Exhibit 99.1

INVESTOR AND MEDIA CONTACT	Joe McNeely
TELEPHONE	(800) 458-2235

FOR IMMEDIATE RELEASE         February 19, 2013

FreightCar America, Inc. Reports Fourth Quarter and Full Year 2012 Results

Highlights

•	Revenues of $677.4 million, net income of $19.1 million, or $1.60 per share, for the full year 2012

•	Revenues of $116.6 million, net loss of $1.0 million, or $(0.08) per share, for the fourth quarter of 2012

•	Coal car demand remains under pressure from low natural gas prices, high coal inventories and reduced electricity demand

•	Cash and short- term investments increased to $155.2 million as of December 31, 2012

•	Announced sub-lease of Shoals Alabama facility to support strategic non-coal car manufacturing efforts

Chicago, IL, February 19, 2013 — FreightCar America, Inc. (NASDAQ: RAIL) today reported results for the fourth quarter ended December 31, 2012, with revenues of $116.6 million and a net loss of $1.0 million, or $(0.08) per diluted share. For the same quarter in 2011, the Company reported revenues of $187.1 million and net income of $8.5 million, or $0.71 per diluted share. Revenues were $160.6 million and net income was $4.8 million, or $0.40 per diluted share, in the third quarter of last year.

“2012 was a good year for FreightCar despite the fact that fourth quarter results were impacted by a decrease in coal car demand and product line change-over costs at both our manufacturing plants,” said Ed Whalen, President and Chief Executive Officer. “As we look forward, 2013 will be a challenging year for our traditional coal car business, but the long term need to replace the Eastern coal car fleet remains. In the near term, we will focus closely on the factors within our control, including improving production efficiency, improving the results of our services business and controlling costs throughout the Company. I am encouraged by the prospects for our non-coal railcar products and the value that our new Shoals facility will bring to our bottom line when operational,” Whalen concluded.

FOURTH QUARTER RESULTS

In line with Company’s expectations, deliveries decreased to 1,308 railcars in the fourth quarter of 2012, which included 528 new railcars and 780 rebuilt railcars. This compares to 2,489 railcars delivered in the fourth quarter of 2011 and 1,618 railcars delivered in the third quarter of 2012. There were 473 units ordered in the fourth quarter of 2012. This compares to 4,481 units ordered in the fourth quarter of 2011 and 225 units ordered in the third quarter of 2012. Total manufacturing backlog was 2,881 units at December 31, 2012, compared to 8,303 units at December 31, 2011 and 3,716 units at September 30, 2012.

The Manufacturing segment had revenues of $109.3 million in the fourth quarter of 2012, compared to $179.2 million in the fourth quarter of 2011 and $152.5 million in the third quarter of 2012. Operating income for the Manufacturing segment was $6.5 million in the fourth quarter of 2012, compared to $16.5 million in the fourth quarter of 2011 and $13.9 million in the third quarter of 2012.

Revenues for the Services segment were $7.3 million in the fourth quarter of 2012, compared to $7.8 million in the fourth quarter of 2011 and $8.1 million in the third quarter of 2012. Services segment operating income was $0.1 million in the fourth quarter of 2012, compared to $0.5 million in the fourth quarter of 2011 and $0.6 million in the third quarter of 2012.

Corporate costs were $6.6 million for the quarter ended December 31, 2012, compared to $7.6 million in the same quarter of 2011 and $6.6 million in the third quarter of 2012.

The Company’s income tax expense of $0.8 million for the fourth quarter of 2012 included a provision to adjust deferred tax balances due to enacted changes in certain states’ statutory tax rates and to reflect a reduction of the blended effective state rate.

Cash, cash equivalents, marketable securities and restricted cash as of December 31, 2012 increased to $155.2 million from $144.2 million as of September 30, 2012. The Company’s $30.0 million revolving credit facility remains undrawn.

Railcars under lease totaled $43.4 million at the end of the fourth quarter of 2012, compared to $51.0 million at the end of the third quarter of 2012. The decrease in railcars under lease reflects sales of leased railcars.

FULL YEAR RESULTS

Revenues for the fiscal year ended December 31, 2012 were $677.4 million compared to $487.0 million in 2011. Net income in 2012 was $19.1 million, or $1.60 per share, compared to net income of $4.9 million, or $0.41 per diluted share in 2011.

The Manufacturing segment revenues increased to $644.0 million in 2012 from $453.1 million in 2011. The increase in revenues reflects higher railcar deliveries and higher average revenue per car. Operating income in 2012 for the Manufacturing segment was $58.3 million, compared to $25.9 million in 2011. Railcar deliveries totaled 8,325 (6,484 new, 441 used and 1,400 rebuilt) for 2012, up 35% from 6,188 railcars delivered in 2011 (5,824 sold and 364 leased).

The Services segment had revenues of $33.4 million, down slightly from $33.9 million in 2011. Operating income for the Services segment was $2.1 million in 2012 compared to $3.7 million in 2011, reflecting lower repair volumes and unfavorable work and parts sales mix.

Corporate costs of $27.2 million for 2012 were $3.1 million higher than in 2011 due to increased consulting related expenses.

The Company’s effective tax rate was 41.9% for the full year 2012. The effective tax rate for 2011 was 6.7%, which included a $1.7 million benefit resulting from a change in statutory tax rates and a change in estimated state tax apportionment on deferred tax balances.

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The Company will host a conference call and live webcast on Wednesday, February 20, 2013 at 11:00 a.m. (Eastern Standard Time) to discuss the Company’s fourth quarter 2012 financial results and lease of the Shoals facility, which was announced in a separate press release. To participate in the conference call, please dial (800) 230-1093, Confirmation Number 281877. Interested parties are asked to dial in approximately 10 to 15 minutes prior to the start time of the call. The live audio-only webcast can be accessed at:

Event URL: https://im.csgsystems.com/cgi-bin/confCast

Conference ID#: 281877

If you need technical assistance, call the toll-free AT&T Conference Casting Support Help Line at 1-888-793-6118. Please note that the webcast is listen-only and webcast participants will not be able to participate in the question and answer portion of the conference call. An audio replay of the conference call will be available beginning at 1:00 p.m. (Eastern Standard Time) on February 20, 2013 until 11:59 p.m. (Eastern Daylight Time) on March 20, 2013. To access the replay, please dial (800) 475-6701. The replay pass code is 281877. An audio replay of the call will be available on the Company’s website within two days following the earnings call.

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FreightCar America, Inc. manufactures railroad freight cars, supplies railcar parts, leases freight cars through its JAIX Leasing Company subsidiary, and provides railcar maintenance, repairs and management through its FreightCar Rail Services, LLC subsidiary. FreightCar America designs and builds coal cars, bulk commodity cars, flat cars, mill gondola cars, intermodal cars, coil steel cars and motor vehicle carriers. It is headquartered in Chicago, Illinois and has facilities in the following locations: Clinton, Indiana, Cherokee, Alabama, Danville, Illinois, Lakewood, Colorado, Grand Island, Nebraska, Hastings, Nebraska, Johnstown, Pennsylvania, and Roanoke, Virginia. More information about FreightCar America is available on its website at www.freightcaramerica.com.

This press release may contain statements relating to our expected financial performance and/or future business prospects, events and plans that are “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our estimates and assumptions only as of the date of this press release. Our actual results may differ materially from the results described in or anticipated by our forward-looking statements due to certain risks and uncertainties. These potential risks and uncertainties include, among other things: the cyclical nature of our business; adverse economic and market conditions; fluctuating costs of raw materials, including steel and aluminum, and delays in the delivery of raw materials; our ability to maintain relationships with our suppliers of railcar components; our reliance upon a small number of customers that represent a large percentage of our sales; the variable purchase patterns of our customers and the timing of completion, delivery and customer acceptance of orders; the highly competitive nature of our industry; the risk of lack of acceptance of our new railcar offerings by our customers; and the additional risk factors described in our filings with the Securities and Exchange Commission. We expressly disclaim any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

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FreightCar America, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

	December 31,	December 31,
	2012	2011
	(In thousands)
Assets
Current assets
Cash and cash equivalents	$98,509	$101,870
Restricted cash	14,700	1,815
Marketable securities	41,978	—
Accounts receivable, net	12,987	10,125
Inventories, net	73,842	72,877
Other current assets	7,130	2,618
Deferred income taxes, net	12,079	10,982

Total current assets	261,225	200,287

Property, plant and equipment, net	39,343	35,984
Railcars available for lease, net	43,435	54,746
Goodwill	22,128	22,128
Deferred income taxes, net	18,940	28,150
Other long-term assets	3,494	4,168

Total assets	$388,565	$345,463

Liabilities and Stockholders’ Equity
Current liabilities
Account and contractual payables	$33,453	$28,110
Accrued payroll and employee benefits	6,548	5,611
Accrued postretirement benefits	4,978	5,174
Accrued warranty	7,625	7,795
Customer deposits	36,087	17,964
Other current liabilities	7,885	5,044

Total current liabilities	96,576	69,698
Accrued pension costs	12,193	14,202
Accrued postretirement benefits, less current portion	64,322	59,887
Accrued taxes and other long-term liabilities	4,143	4,342

Total liabilities	177,234	148,129

Stockholders’ equity
Preferred stock	—	—
Common stock	127	127
Additional paid in capital	100,402	100,204
Treasury stock, at cost	(34,488)	(35,904)
Accumulated other comprehensive loss	(26,139)	(22,302)
Retained earnings	171,429	155,209

Total stockholders’ equity	211,331	197,334

Total liabilities and stockholders’ equity	$388,565	$345,463

FreightCar America, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
	(In thousands, except share and per share data)
Revenues	$116,579	$187,060	$677,449	$486,986
Cost of sales	108,459	170,438	612,463	455,040

Gross profit	8,120	16,622	64,986	31,946
Selling, general and administrative expense	8,171	8,487	32,736	28,660
Gain on sale of railcars available for lease	(13)	(1,252)	(989)	(2,227)

Operating income (loss)	(38)	9,387	33,239	5,513

Interest expense, net	(88)	(54)	(373)	(220)

Income (loss) before income taxes	(126)	9,333	32,866	5,293
Income tax provision (benefit)	833	851	13,771	354

Net income (loss)	(959)	8,482	19,095	4,939
Less: Net (loss) income attributable to noncontrolling interest in JV	—	—	—	4

Net income (loss) attributable to FreightCar America	$(959)	$8,482	$19,095	$4,935

Net income (loss) per common share attributable to FreightCar America – basic	$(0.08)	$0.71	$1.60	$0.41

Net income (loss) per common share attributable to FreightCar America – diluted	$(0.08)	$0.71	$1.60	$0.41

Weighted average common shares outstanding - basic	11,938,833	11,922,267	11,932,926	11,916,292

Weighted average common shares outstanding - Diluted	11,938,833	11,931,084	11,969,367	11,962,196

Dividends declared per common share	$0.06	$—	$0.24	$—

FreightCar America, Inc.

Condensed Segment Data

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
	(In thousands)
Revenues:
Manufacturing	$109,306	$179,217	$644,012	$453,060
Services	7,273	7,843	33,437	33,926

Consolidated Total	$116,579	$187,060	$677,449	$486,986

Operating Income (Loss):
Manufacturing	$6,526	$16,513	$58,272	$25,912
Services	73	457	2,123	3,651
Corporate	(6,637)	(7,583)	(27,156)	(24,050)

Consolidated Total	$(38)	$9,387	$33,239	$5,513

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Twelve Months Ended December 31,
	2012	2011
	(In thousands)
Cash flows from operating activities
Net income	$19,095	4,939
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization	8,398	8,821
Gain on sale of railcars available for lease	(989)	(2,227)
Other non-cash items	381	3
Change in deferred income taxes	10,420	(682)
Stock-based compensation expense recognized	1,703	2,189
Changes in operating assets and liabilities:
Accounts receivable	(2,862)	(5,841)
Inventories	(700)	(7,945)
Inventory on lease	—	—
Other assets	(4,531)	4,203
Accounts and contractual payables	5,144	15,395
Customer deposits and other current liabilities	20,277	14,414
Other changes in working capital	(1,855)	673
Accrued pension costs and accrued postretirement benefits	(1,482)	(3,973)

Net cash flows provided by operating activities	52,999	29,969

Cash flows from investing activities

Restricted cash deposits	(15,525)	(1,115)
Restricted cash withdrawals	2,640	1,622
Purchase of securities held to maturity	(41,978)	—
Proceeds from sale of property, plant and equipment and railcars available for lease	10,526	11,682
Purchase price adjustment for business acquired	—	(166)
Purchases of property, plant and equipment	(9,085)	(1,830)

Net cash flows (used in) provided by investing activities	(53,422)	10,193

Cash flows from financing activities

Employee restricted stock settlement	(63)	(88)
Cash dividends paid to stockholders	(2,875)	—
Excess tax benefit from stock-based compensation	—	16

Net cash flows used in financing activities	(2,938)	(72)

Net (decrease) increase in cash and cash equivalents	(3,361)	40,090
Cash and cash equivalents at beginning of period	101,870	61,780

Cash and cash equivalents at end of period	$98,509	$101,870